Auriga Laboratories Acquires Exclusive Rights To Only Product That Has Clinically Demonstrated The Ability To Dramatically Reduce or Cure the Common Cold

Double Blind Placebo-Controlled Clinical Trial Results Show Significant Reduction in Length of and Symptoms Related to the Common Cold

Cold Cure Zinc Lozenges NORCROSS, Ga. — (BUSINESS WIRE) — Auriga Laboratories, Inc. (OTCBB: ARGA) or “Auriga”, a specialty pharmaceutical company with products for the treatment of acute respiratory diseases, dermatological conditions, and Xerostomia, announced today that it has entered into an exclusive license to make, use and sell proprietary products, technology and patents relating to the treatment of the common cold with zinc. The first product, ColdCure zinc lozenges, use the only formulation ever demonstrated in common cold research to dramatically reduce the duration and severity of all common cold symptoms in two independent, double-blind, placebo-controlled clinical trials published in peer reviewed medical journals. This unique formulation is protected by nine patents.

The clinical study involved 48 participants (25 in the Zinc group and 23 in the placebo group). Compared with the placebo group, the zinc group had shorter mean overall duration of cold symptoms (4.5 vs. 8.1 days), along with reductions in cough and nasal discharge and decreased total severity scores for all symptoms (P<0.002, test for treatment times time interaction). The study concluded that, “The results supported the conclusion that administration of zinc lozenges was associated with reduced duration and severity of cold symptoms, especially cough. Improvement in clinical symptoms with zinc treatment may be related to a decrease in proinflammatory cytokine levels.”

While there are other zinc lozenges currently available, the ColdCure zinc lozenge is the only one that has the ability to shorten common colds, or terminate emerging colds, as a result of the high level of zinc ion availability (ZIA) contained in the lozenges. A zinc lozenge having a strong ZIA value will release hydrated zinc ions (Zn2+) at physiologic pH evinced by oral drying (astringency) and major reduction in duration of colds. Zinc lozenges having a ZIA value of 100 are strong enough to terminate incipient colds in less than a day or reduce the average duration of existing colds by a week.

“We are excited to have acquired the rights to market this revolutionary product,” said Philip S. Pesin, Chief Executive Officer of Auriga. “While there are many products on the market today that have shown the ability to reduce symptoms associated with the common cold, we are unaware of any product that can make the labeling claim, as ColdCure can, that it is clinically proven to cure the common cold. While ColdCure has previously only been available via limited distribution, we feel that by marketing the product through our sales force and other channels that this product has the potential to become a blockbuster over-the-counter solution to one of the most common and widespread medical problems.”

Most cold-related lozenges currently available have a zero or low ZIA value, suggesting that they do not release zinc ions and are not astringent. It is the lozenge ZIA value, not the total amount of zinc contained in it, which results in duration changes in cold. Typically, non astringent lozenges are found in stores, resulting in a limited effect on colds.

About Auriga Laboratories(TM)

Auriga Laboratories(TM) is a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing and advanced in-house drug development capabilities. The Company’s high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations. Auriga acquires valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalizes on untapped marketplace opportunities through brand extension and directed sales/marketing programs. The Company’s drug-development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. Auriga’s exclusive prescription product portfolio currently includes Aquoral(TM) for the treatment of Xerostomia, Akurza(TM) and Xyralid(TM) dermatology products, and the Extendryl® and Levall® families of products for relief of symptoms associated with a range of acute respiratory diseases. Auriga plans to become a fully integrated pharmaceutical company by acquiring its own manufacturing and development capabilities. Moving forward, the Company will seek to acquire and/or in-license additional products and technologies to further grow revenues. For more information, please visit: www.aurigalabs.com.

Forward-Looking Statements:

The information contained herein includes forward-looking statements. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to its operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the Company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding the Company’s ability to increase its sales force and the success of such sales force in selling its products in light of competitive and other factors, the regulatory status and/or regulatory compliance of its products, the Company’s ability to secure additional financing, its ability to sustain market acceptance for its products, its dependence on collaborators, the Company’s ability to find and execute strategic transactions, its potential exposure to litigation, the Company’s exposure to product liability claims, and the Company’s prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Contact:

Auriga Laboratories, Inc.
Philip Pesin, 877-287-4428
investors@aurigalabs.com

or

CEOcast, Inc. for Auriga Laboratories
Josh Reynolds, 212-732-4300
jreynolds@ceocast.com

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